                                                               EXHIBIT 99.(m)(4)

                                DISTRIBUTION PLAN
          American Freedom U.S. Government Money Market Fund: Class II


This Distribution Plan (the Distribution Plan), made as of __________, 2003, is the plan of Financial Investors Trust (the Trust), a business trust organized and existing under the laws of the state of Delaware, on behalf of Class II of the American Freedom U.S. Government Money Market Fund (the "Fund").

1. This Distribution Plan, when effective in accordance with its terms, shall be the written plan contemplated by the Securities and Exchange Commission Rule 12b-1 under the Investment Company Act of 1940, as amended (the 1940 Act), for shares of beneficial interest of Class II (Class II Shares) of the Fund.

2. The Trust has entered into a Distribution Agreement on behalf of the Fund with ALPS Distributors, Inc. ("ADI") under which ADI uses all reasonable efforts, consistent with its other business, to secure purchasers of the Fund's shares, including Class II Shares. Such efforts may include, but neither are required to include nor are limited to, the following:

          (1) formulation and implementation of marketing and promotional activities, such as mail promotions and television, radio, newspaper, magazine and other mass media advertising;
          (2)  preparation, printing and distribution of sales literature;
          (3) preparation, printing and distribution of prospectuses of the Fund and reports to recipients other than existing shareholders of the Fund;
          (4) obtaining such information, analyses and reports with respect to marketing and promotional activities as ALPS may from time to time, deem advisable;
          (5) making payments to securities dealers and others engaged in the sales of Class II Shares, and
          (6) providing training, marketing and support to such dealers and others with respect to the sale of Class II Shares.

3. In consideration for the services provided and the expenses incurred by ADI pursuant to the Distribution Agreement, Class II of the Fund shall pay to ADI a fee at the annual rate of up to (and including) .25% of such Class' average daily net assets throughout the month, or such lesser amount as may be established form time to time by the Trustees of the Trust by resolution, as specified in this paragraph; provided that, for any period during which the total of such fees and all other expenses of the Fund would exceed the gross income of that Fund (or of Class II thereof), such fee shall be reduced by such excess. Such fee shall be computed daily and paid monthly. The determination of daily net assets for the Fund shall be made at the close of business each day throughout the month and computed in the manner specified in the Fund's then current Prospectus for the determination of the net asset value of Class II Shares of the Fund, but shall exclude assets attributable to any other Class of the Fund. ADI may use all or any portion of the fee received pursuant to the Distribution Plan to compensate securities dealers or other persons who have engaged in the sale of Class II Shares pursuant to agreements with

ADI, or to pay any of the expenses associated with other activities authorized under paragraph 2 hereof.

4. This Distribution Plan became effective with respect to Class II of the Fund as of __________, this Distribution Plan having been approved by a vote of majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Distribution Plan or in any agreement related to the Distribution Plan (the Independent Trustees), cast in person at a meeting called for the purpose of voting on this Distribution Plan.

5. During the existence of this Distribution Plan, the Trust will commit the selection and nomination of those Trustees who are not interested persons of the Trust to the discretion of such Independent Trustees.

6. This Distribution Plan shall, unless terminated as hereinafter provided, remain in effect until ___________, and from year to year thereafter; provided, however, that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including the Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the plan or in any agreements related to the plan, cast in person at a meeting called for the purpose of voting on this Distribution Plan.

7. This Distribution Plan may be amended with respect to Class II Shares of the Fund, at any time by the Board of Trustees, provided that (a) any amendment to increase materially the maximum fee provided for in paragraph 3 hereof, must be approved by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of class II of the Fund, and b) any material amendment of this Distribution Plan must be approved in the manner provided in paragraph 4(1) above.

8. This Distribution Plan may be terminated with respect to Class II Shares of the Fund, at any time, without the payment of any penalty, by vote of a majority of the members of the Board of Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the plan or in any agreements related to the plan or by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of Class II of the Fund.

9. During the existence of this Distribution Plan, the Trust shall require ADI to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended in connection with financing any activity primarily intended to result in the sale of Class II Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

10. This Distribution Plan does not require ADI to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of shares of Class II.

11. In the event that Rule 2830 of the NASD Conduct Rules precludes the Fund (or any NASD member) from imposing a sales charge (as defined in that Rule) or any portion thereof, then ADI shall not make payments hereunder from the date that the Fund discontinues or is required to discontinue imposition of some or all of its sales charges. If the Fund resumes imposition of some or all of its sales charge, ADI will receive payments hereunder.

12. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Fund or Class II thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of Class II of the Fund and its assets, and shall not constitute obligations of any shareholder of any other Class of the Fund or other Funds of the Trust or of any Trustee.

13. From time to time the administrator and investment adviser to the Fund may use its management fee revenues as well as past profits or its resources from any other source, to make payments to ADI or other parties with respect to any expenses incurred in connection with the distribution of Class II shares of the Fund, and any such payments by such administrator or investment adviser shall not constitute expenditures made pursuant to this Distribution Plan and shall not be subject to the limitation set forth in Section 3. Notwithstanding the foregoing, to the extent that any payments made by Class II of the Fund to any such administrator or investment adviser or any affiliate thereof, including payments made from such administrator's or investment adviser's management fee, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of Class II of the Fund within the context of Rule 12b-1, then such payments shall be deemed to be authorized by this Distribution Plan but shall not be subject to the limitation set forth in Section 3.

14. If any provision of the Distribution Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Distribution Plan shall not be affected thereby.